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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(b)
                          (AMENDMENT NO. _______ )(1)

                                VIXEL CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0015 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   928552-10-8
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                                 (CUSIP Number)


                               December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]    Rule 13d-1(b)

            [ ]    Rule 13d-1(c)

            [X]    Rule 13d-1(d)


---------------------

        (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                             SEC 1745 (02-06-98)

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CUSIP NO. 928552-10-8              SCHEDULE 13G        PAGE   2   OF   5   PAGES
          --------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Western Digital Corporation (95-2647125)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
     NUMBER OF                 1,344,326
       SHARES          --------------------------------------------------------
    BENEFICIALLY       (6)     SHARED VOTING POWER
      OWNED BY                 0
       EACH            --------------------------------------------------------
     REPORTING         (7)     SOLE DISPOSITIVE POWER
    PERSON WITH                1,344,326
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               O
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,344,326
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1(a).      NAME OF ISSUER

                Vixel Corporation

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                11911 North Creek Parkway South, Bothell, Washington 98011

ITEM 2(a).      NAME OF PERSON FILING

                Western Digital Corporation

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

                8105 Irvine Center Drive, Irvine, California 92618

ITEM 2(c).      CITIZENSHIP

                Delaware

ITEM 2(d).      TITLE OF CLASS OF SECURITIES

                Common Stock, $0.0015 Par Value

ITEM 2(e).      CUSIP NUMBER

                928552-10-8

ITEM 3.         Not Applicable

ITEM 4.         OWNERSHIP

                (a)   Amount Beneficially Owned: 1,344,326

                (b)   Percent of Class: 5.8%

                (c)   Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote: 1,344,326

                      (ii)   shared power to vote or to direct the vote: 0

                      (iii) sole power to dispose or to direct the disposition of: 1,344,326

                      (iv) shared power to dispose or to direct the disposition of: 0

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ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

ITEM 7. IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

ITEM 10.        CERTIFICATION

                Not Applicable


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                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in the this statement is true, complete and correct.

DATED:  February 14, 2000



                                   By: /s/ Raymond M. Bukaty
                                       -----------------------------------------
                                           Raymond M. Bukaty
                                           Vice President, Corporate Law